Exhibit 16.1

June 14, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Senti Biosciences, Inc. (formerly Dynamics Special Purpose Corp.) under Item 4.01 of its Form 8-K filed June 14, 2022. We agree with the statements concerning our Firm under Item 4.01 of such Form 8-K; we are not in a position to agree or disagree with other statements of Senti Biosciences, Inc. (formerly Dynamics Special Purpose Corp.) contained therein.

Very truly yours,

/s/ Marcum LLP

Marcum LLP